September 24, 1997



The Wright Managed Investment Funds
Wright Investors' Service, Inc.
1000 Lafayette Boulevard
Bridgeport, CT  06604

Re: Master Custodian Agreement by and among the Wright Managed Investment Funds and Investors Bank & Trust Company (the "Bank").

Gentlemen:

This letter agreement is intended to amend the existing Master Custodian Agreement with the following information:

                  Notwithstanding anything in the Master Custodian Agreement, each Wright Managed Investment Fund agrees that it has granted, and the Bank shall have, a continuing lien and security to the extent of any overdraft or indebtedness by any Fund, in and to any property at any time held by it for the Fund's benefit or in which the Fund has an interest and which is then in the Bank's possession or control (or in the possession or control of any third party acting in the Bank's behalf). However, the Bank shall notify the Fund's investment adviser of the Bank's intention to seize Fund property in accordance with this paragraph and follow any instructions of the investment adviser as to which property should be seized.

This letter agreement is intended to include all the Wright Managed Investment Funds currently parties to the Master Custodian Agreement, as well as any such funds that become a party to the Master Custodian Agreement in the future. This letter agreement shall constitute an amendment to the Master Custodian Agreement and, as such, a binding agreement among the Wright Managed Investment Funds and the Bank, in accordance with its terms.


                                     Sincerely.

                                     INVESTORS BANK & TRUST COMPANY

                                     By /s/ Robert D. Mancuso
                                        ----------------------------
                                        Name:  Robert D. Mancuso
                                        Title: Senior Vice President

The foregoing is hereby accepted and agreed.


THE WRIGHT MANAGED EQUITY TRUST
THE WRIGHT MANAGED INCOME TRUST
THE WRIGHT EQUIFUND EQUITY TRUST
THE WRIGHT MANAGED BLUE CHIP SERIES TRUST
CATHOLIC VALUES INVESTMENT TRUST
THE WRIGHT ASSET ALLOCATION TRUST

By /s/ James L. O'Connor
   -------------------------------
   Name:      James L. O'Connor
   Title:     Treasurer